UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Triumph Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000 Notice of Annual Meeting of Stockholders To Be Held on July 17, 2015

To the holders of shares of our common stock:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Triumph Group, Inc. ("Triumph" or the "Company") will be held at 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312, on Friday, July 17, 2015, beginning at 9:00 a.m., local time, for the following purposes:

  1.
  To elect all ten nominees for director for the coming year;

  2.
  To approve, by advisory vote, the compensation paid to our named executive officers;

  3.
  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016; and

  4.
  To transact any other business as may properly come before the meeting or any postponements or adjournments.

        Management currently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the accompanying proxy will vote with their judgment on those matters.

        On June 5, 2015, we began mailing to certain stockholders a Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 17, 2015 (the "Notice") containing instructions on how to access this proxy statement and our annual report and how to vote online. By furnishing the Notice instead of a printed copy of the proxy materials, we are lowering printing and mailing costs and reducing the environmental impact of the Annual Meeting. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

        Only stockholders of record at the close of business on May 18, 2015 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder of record at the close of business on May 18, 2015 attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy. If you do attend the Annual Meeting, you may then withdraw your proxy and vote your shares in person. In any event, you may revoke your proxy prior to its exercise.

By order of the Board of Directors,
John B. Wright, II Secretary

June 5, 2015
Berwyn, Pennsylvania

        Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote in person at the Annual Meeting, by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 17, 2015.

        Triumph Group, Inc.'s proxy statement for the 2015 Annual Meeting of Stockholders and, the Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and the 2015 Annual Report to Stockholders are available via the Internet at www.proxyvote.com.

i

Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000 Proxy Statement For Annual Meeting of Stockholders To be held on July 17, 2015

GENERAL INFORMATION

        Triumph Group, Inc. ("Triumph" or the "Company") first made these materials available to stockholders on or about June 5, 2015 on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors of the Company for use at our annual meeting of stockholders on Friday, July 17, 2015 (the "Annual Meeting"), to be held at 9:00 a.m., local time, at 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

        In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this proxy statement and our 2015 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting (the "Notice"), which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. You may request printed copies up until one year after the date of the Annual Meeting.

        The Notice provides you with instructions on how to view our proxy materials for the Annual Meeting on the Internet. The website on which you will be able to view our proxy materials will also allow you to choose to receive future proxy materials electronically, which will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

        Sending a signed proxy will not affect your right to attend the Annual Meeting and vote in person because the proxy is revocable. You have the power to revoke your proxy by, among other methods, giving written notice to the Secretary of the Company at any time before your proxy is exercised or by attending the Annual Meeting and voting in person. Directions to the Annual Meeting can be found on our website at http://triumphgroup.com/contact-us/solutions.

        In the absence of contrary instructions, your shares included on the Notice or the proxy card, as the case may be, will be voted:

  "FOR" the nominees for director stated thereon;

  "FOR" the approval, by advisory vote, of the compensation paid to our named executive officers; and

  "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016.

        We will pay for this proxy solicitation. Our officers and other regular employees may solicit proxies by mail, in person or by telephone or electronic communication. These officers and other regular employees will not receive additional compensation. We are required to pay, upon request, the reasonable expenses incurred by record holders of common stock who are brokers, dealers, banks, voting trustees or other nominees for mailing proxy material and annual stockholder reports to any beneficial owners of common stock they hold of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 17, 2015.

        Triumph Group Inc.'s proxy statement for the 2015 Annual Meeting of Stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2015, and the 2015 Annual Report to Stockholders are available via the Internet at www.proxyvote.com.

 VOTE REQUIRED FOR APPROVAL

General

        Holders of record of our common stock as of the close of business on May 18, 2015, the record date, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments. Holders of shares of common stock are entitled to vote on all matters brought before the Annual Meeting.

        As of the record date, there were 49,273,525 shares of common stock outstanding and entitled to vote on the election of directors and all other matters. Holders of common stock will vote on all matters as a class. Each outstanding share of common stock entitles the holder to one vote. All votes will be counted by Computershare as transfer agent.

        The presence in person or by proxy of the holders of a majority of the outstanding common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

Proposal No. 1—Election of Directors

        In an uncontested election (which is the case for the election of directors at the Annual Meeting), directors will be elected by a majority of the votes cast by holders of common stock. A majority of the votes cast means that the number of votes cast "for" a director nominee must exceed the number of votes cast "against" that nominee. Abstentions and broker non-votes are not considered votes cast on this proposal and, therefore, will have no effect on the results of the vote on this proposal. Our Amended and Restated By-Laws contain detailed procedures to be followed in the event that one or more directors do not receive a majority of the votes cast at the Annual Meeting.

Proposal No. 2—Approval, by Advisory Vote, of Compensation Paid to our Named Executive Officers

        Approval, by advisory vote, of the compensation paid to our named executive officers will require the favorable vote of a majority of the stock having voting power present in person or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal. The vote on this proposal is advisory in nature and therefore not binding on the Company. However, our Board will consider the outcome of this vote in its future deliberations regarding executive compensation.

Proposal No. 3—Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2016

        Ratification of the audit committee's selection of our independent registered public accounting firm will require the favorable vote of a majority of the stock having voting power present in person or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal.

PROPOSALS TO STOCKHOLDERS

Proposal No. 1—Election of Directors

        The Board of Directors of the Company (the "Board" or the "Board of Directors") currently consists of nine directors: Paul Bourgon, John G. Drosdick, Ralph E. Eberhart, Richard C. Gozon, Richard C. Ill, William L. Mansfield, Adam J. Palmer, Joseph M. Silvestri and George Simpson. At the Annual Meeting, the nine directors, and Dawne S. Hickton, are submitted as nominees for election by the stockholders for a term ending at the next annual meeting of stockholders and when each such director's successor is duly elected and qualified. Directors will be elected by a majority of the votes cast by holders of common stock.

        The table below lists the name of each person nominated by the Board to serve as a director for the coming year. Except for director nominee Dawne S. Hickton, all of the nominees are currently members of our Board with terms expiring at the Annual Meeting. Each nominee has consented to be named as a nominee and, to our knowledge, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the Annual Meeting (a situation which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted "FOR" the election of Paul Bourgon, John G. Drosdick, Ralph E. Eberhart, Richard C. Gozon, Dawne S. Hickton, Richard C. Ill, William L. Mansfield, Adam J. Palmer, Joseph M. Silvestri and George Simpson.

Nominees	Age	Year First Elected a Director
Paul Bourgon	58	2008
John G. Drosdick	71	2012
Ralph E. Eberhart	68	2010
Richard C. Gozon	76	1993
Dawne S. Hickton	57	N/A
Richard C. Ill	72	1993
William L. Mansfield	67	2012
Adam J. Palmer	42	2010
Joseph M. Silvestri	53	2008
George Simpson	72	2002

        The principal occupations of each nominee and the experience, qualifications, attributes or skills that led to the conclusion that such nominee should serve as a director for the coming year are as follows:

        Paul Bourgon has been a Director of Triumph since October 2008. Mr. Bourgon has served as President of the Aeroengine division of SKF Aeroengine since 2006. SKF Group supplies products, solutions and services within rolling bearings, seals, mechatronics, services and lubrication systems and SKF Aeroengine, a division of SKF Group, focuses on providing services in bearing repair and overhaul. Prior to joining SKF Aeroengine, Mr. Bourgon served as Vice President—Marketing of Heroux-Devtex Inc., a company which then supplied the commercial and military sectors with landing gear, airframe structural components, including kits, and aircraft engine components. Mr. Bourgon also serves on the board of directors of Venture Aerobearing LLC. Mr. Bourgon's current experience as a president of a significant aerospace business and his past experience within the aerospace industry enables him to serve as an additional point of reference on trends and developments affecting Triumph's business and its customers, suppliers and competitors. In addition, his background as a Chartered Accountant, member of the Canadian Institute of Chartered Accountants since 1983, articling with Coopers & Lybrand in Montreal in the Auditing and Taxes departments, as well as his ongoing responsibility for the financial statements of the business he manages, enables him to lend additional financial expertise to the deliberations of the Board.

        John G. Drosdick has been a Director of Triumph since 2012. Mr. Drosdick served as Chairman, President, Chief Executive Officer of Sunoco, Inc. from June 2000 through August 2008, and as the Chairman of Sunoco Partners, LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners, L.P., a publicly traded master limited partnership, from February 2002 through December 2008. Mr. Drosdick also serves as a director of United States Steel Corporation and PNC Funds. Mr. Drosdick's long experience as the chief executive officer of a major public company with multiple operations provides the Board with a source of significant expertise in managing complex business operations, and his service on other boards provides the Board with another source of information on best practices in corporate governance.

        Ralph E. Eberhart has been a Director of Triumph since June 2010 and its non-executive Chairman since April 2015. General Eberhart served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. Since January 2005, he has also been the Chairman and President of the Armed Forces Benefit Association. General Eberhart's active military career spanned 36 years. He is also a member of the board of directors of Rockwell Collins, Inc., Jacobs Engineering Group, Inc. and VSE Corporation and is a director of several private companies. General Eberhart joined the Board as part of an arrangement in connection with the Vought Acquisition. Given the significant share of Triumph's business focused on serving the militaries of the United States and other countries, General Eberhart provides the Board with valuable insight into military operations that enables the Company to better serve its military customers. The Company also benefits from his experience as a director of other aerospace and defense companies. Moreover, his senior leadership experience enables him to provide management with valuable advice on governance and management issues.

        Richard C. Gozon has been a Director of Triumph since 1993. He is currently a member of the Board of Thomas Jefferson University and previously served as Interim President of Thomas Jefferson University from July 2012 to September 2013. Prior to retiring in 2002, Mr. Gozon served as Executive Vice President of Weyerhaeuser Company ("Weyerhaeuser"), a position which he held for more than five years. Weyerhaeuser is an international forest products company. He was responsible for Weyerhaeuser's Pulp, Paper, Containerboard Packaging, Newsprint, Recycling and Ocean Transportation businesses. He also served as Chairman of Norpac, a joint venture between Weyerhaeuser and Nippon Paper Industries. Mr. Gozon is Chairman and director of AmerisourceBergen Corporation. Mr. Gozon's service on Triumph's Board since the Company's inception as a separate company provides him with a deep familiarity with the Company's business and industry. His own extensive experience as a senior executive in public companies has included broad management responsibility, including supervisory responsibility for the preparation of complex public company financial statements. These management experiences enable Mr. Gozon to contribute substantially to the oversight of all aspects of Triumph's operations, including service as the Company's lead independent director until April 2015. The Company also benefits from Mr. Gozon's insights drawn from his long experience as a director of several other public companies.

        Dawne S. Hickton is a nominee for Director. Ms. Hickton is Vice Chair, President and Chief Executive Officer of RTI International Metals, Inc., a New York Stock Exchange listed vertically integrated global supplier of advanced titanium and specialty metals products that meet the requirements of technologically sophisticated applications in commercial aerospace, defense, propulsion, medical device, energy and other markets. Ms. Hickton became CEO in April 2007 and has served as a member of RTI's Board of Directors since 2007. Prior to becoming RTI's CEO, she was Senior Vice President Administration and Principal Financial Officer. Ms. Hickton has over 30 years of diversified metals experience, including more than 15 years in the titanium industry spanning several business cycles. Ms. Hickton serves on the board of the Pittsburgh branch of the Federal Reserve Bank of

Cleveland and became its chair in January 2014 and serves as a director of Jacobs Engineering Group, Inc. She is President of the International Titanium Association and a member of the Board of Governors for the Aerospace Industries Association. Ms. Hickton was recently appointed to the Board of Directors of the Smithsonian National Air and Space Museum, and she serves on the board of the Wings Club. In addition, she is a member of the University of Pittsburgh's Board of Trustees, serving on the student affairs and property and facilities committees. The Board believes that Ms. Hickton's substantial experience as the CEO of a public company with extensive and diversified manufacturing operations and broad exposure to the aerospace markets will significantly enhance the Board's deliberations on issues of corporate development, leadership and governance.

        Richard C. Ill has been a Director of Triumph since 1993. He was named President and Chief Executive Officer in April 2015, after having served as executive Chairman beginning in July 2012. Previously, Mr. Ill had served as Triumph's Chief Executive Officer, first as President beginning in 1993, and then as Chairman beginning in 2009. Mr. Ill is a director of P.H. Glatfelter Company, Mohawk Industries, Airgas, Inc. and Chairman of the Board of Baker Industries. Mr. Ill led the management buyout pursuant to which Triumph was founded in 1993. As President and Chief Executive Officer and the founder of the Company, Mr. Ill provides the Board with detailed knowledge of each of Triumph's businesses and its industry, challenges and opportunities, and communicates management's perspective on important matters to the Board. His experience in serving on the boards of other public companies provides additional insights that are valuable in the management and oversight of Triumph's business.

        William L. Mansfield has been a Director of Triumph since 2012. Mr. Mansfield served as the Chairman of the Board of The Valspar Corporation from August 2007 through June 2012 and served as that company's Chief Executive Officer from February 2005 to June 2011 and as its President from February 2005 through February 2008. Mr. Mansfield also serves as a director of Bemis Company, Inc. and Axiall Corporation. Mr. Mansfield brings to the Board deep management experience as a former chief executive officer of a significant, publicly-traded manufacturing business with diverse operations spread across the globe as well as a track record of enhancing growth through acquisition. Likewise, his continuing service as a director of other public companies is a source of additional insight into developments in corporate management and governance.

        Adam J. Palmer has been a Director of Triumph since June 2010. Mr. Palmer is currently a Managing Director and Head of the Global Aerospace, Defense and Services Group at The Carlyle Group ("Carlyle"), a global alternative asset management firm. Prior to joining Carlyle in 1996, Mr. Palmer was with Lehman Brothers focusing on mergers, acquisitions and financings for aerospace, defense and information services companies. Mr. Palmer also currently serves on the boards of directors of Sequa Corporation, Wesco Aircraft Holdings, Inc., Global Jet Capital, LLC, Dynamic Precision Group, Inc. and Landmark U.S. Holdings, LLC. Mr. Palmer served a member of Vought's board of directors from 2000 until the Vought Acquisition and led the negotiations on behalf of Carlyle that culminated in Triumph's acquisition of Vought from equity funds affiliated with Carlyle. Mr. Palmer joined the Board as part of an arrangement in connection with the Vought Acquisition. The Board benefits from Mr. Palmer's deep familiarity with Vought's business acquired through his years of involvement in developing its business as a Carlyle investment. The Board also benefits from Mr. Palmer's knowledge and understanding of the aerospace and defense industry, acquired through his years of active involvement as an investor, as well as his understanding of management issues derived from his participation on corporate boards.

        Joseph M. Silvestri has been a Director of Triumph since October 2008 and previously served as a Director of Triumph from 1995 to 2005. Mr. Silvestri is currently a Managing Partner of Court Square Capital Partners, an independent private equity firm, and has been employed by Court Square Capital Partners and its predecessors since 1990. Mr. Silvestri also serves on the board of directors of numerous private companies. Through his two periods of service on the Board, Mr. Silvestri has acquired a deep understanding of Triumph's background and development. He also lends to the

Board's deliberations the benefit of his own knowledge and understanding of the operation of the capital markets, financial matters and mergers and acquisitions generally gained through his years of participation in private equity investments. In addition, as an experienced private equity investor, he is able to share with the Board insights on corporate management and best practices derived from his experience with the many portfolio companies with which he has been associated.

        George Simpson has been a Director of Triumph since 2002. Prior to his retirement in 2001, Mr. Simpson served as Chief Executive Officer of Marconi Corporation plc, formerly GEC plc, a position which he held since September 1996. Marconi Corporation plc was a communications and information technology company. In addition, Mr. Simpson has also served on the boards of directors of Nestlé SA and Alstom SA. Mr. Simpson's long and successful career leading or serving on the boards of directors of manufacturing enterprises doing business internationally provides Triumph with advice and insights on a wide range of management issues, including issues of operational and financial discipline, resource allocation and executive and senior management compensation. As a citizen of the United Kingdom resident in Europe, Mr. Simpson also brings an international perspective and the benefits of international business contacts to the Board's deliberations.

        The Board recommends that stockholders vote "FOR" each of the nominees. The nominees receiving a majority of the votes cast in favor of their election will be elected as directors.

Proposal No. 2—Advisory Vote on Compensation Paid to Named Executive Officers

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation programs are intended to achieve several business objectives, including: (i) recruiting and retaining our executives with the talent required to successfully manage our business; (ii) motivating our executives to achieve our business objectives; (iii) instilling in our executives a long-term commitment to the Company's success by providing elements of compensation that align the executives' interests with those of our stockholders; (iv) providing compensation that recognizes individual contributions as well as overall business results; and (v) avoiding or minimizing the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders. Our Compensation Discussion and Analysis, which begins on page 19 of this proxy statement, describes in detail the components of our executive compensation program, the process by which our Board of Directors makes executive compensation decisions, and the compensation paid to our named executive officers for fiscal 2015. Highlights of our executive compensation program include the following:

  •
  We set initial base salaries for executive officers by evaluating the responsibilities of the position and each individual's experience and, as part of such evaluation, considering the competitive marketplace for executives and peer group salaries for similar positions.

  •
  We provide significant incentive opportunities for our executive officers, so that our executive officers have the potential for above average compensation, but only if certain Company-based performance objectives are met or exceeded.

  •
  We design our performance-based equity awards such that:

  (i)
  They align management's interest with that of our stockholders,

  (ii)
  They induce management to remain with the Company through vesting requirements over several years, and

  (iii)
  They promote the achievement of the Company's short-and long-term targeted business objectives.

  •
  We provide certain executive officers with additional benefits, or perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program and allow our executive officers to work more efficiently.

        The vote on this proposal is advisory, which means that the approval of the compensation paid to our named executive officers is not binding on the Company, our Board of Directors or the Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers for fiscal 2015, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a significant vote against the compensation paid to our named executive officers as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders' concerns.

        The favorable vote of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting is required to approve Proposal 2. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

    RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED, on a non-binding, advisory basis.

        The Board recommends that stockholders vote "FOR" the approval of the compensation paid to our named executive officers, as disclosed in this proxy statement.

 Proposal No. 3—Ratification of Selection of Registered Public Accounting Firm

        The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016, and the stockholders are asked to ratify this selection. Ernst & Young LLP has served as our independent registered public accounting firm since 1993. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit Committee. Ernst & Young LLP has advised us that it has no direct or material indirect interest in us or our affiliates. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the stock having voting power present in person or represented by proxy is required to approve the ratification of the selection of independent registered public accounting firm.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2015 and 2014

Audit Fees

        Ernst & Young LLP's fees associated with the annual audit of financial statements, the audit of internal control of financial reporting, the reviews of Triumph's quarterly reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC, issuance of consents, issuance of comfort letters, and accounting consultations for the fiscal years ended March 31, 2015 and March 31, 2014 were $3.7 million and $2.8 million, respectively.

Audit-Related Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2015 and March 31, 2014 for assurance and related services that were reasonably related to the performance of the audits of our financial statements were $0.5 million and $0.4 million, respectively. For the fiscal year ended March 31, 2015 and March 31, 2014, respectively, these audit-related services were primarily related to due diligence services and the defined benefit plan audits.

Tax Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2015 and March 31, 2014 for tax compliance, tax advice and tax planning were $0.2 million and $0.2 million, respectively. These services consisted primarily of review of the Company's U.S. Federal income tax return Form 1120 and consultation regarding transfer pricing.

All Other Fees

        Ernst & Young LLP did not perform any material professional services other than those described above in the fiscal years ended March 31, 2015 and March 31, 2014.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approved the engagement of Ernst & Young LLP to render all of the audit and the permitted non-audit services described above. The Audit Committee has determined that Ernst & Young LLP's rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has delegated to its chair or, if he is unavailable, any other member of the Audit Committee, the right to pre-approve all audit services, between regularly scheduled meetings, subject to presentation to the full Audit Committee at its next meeting.

        The Board recommends that stockholders vote "FOR" the ratification of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2016.

 OTHER MATTERS

        The Board knows of no matter, other than as referred to in this proxy statement, that will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, or any of its adjournments, the person or persons voting the proxies will vote them with their judgment in those matters.

GOVERNANCE OF TRIUMPH

        Pursuant to the Delaware General Corporation Law and our By-Laws, our business is managed under the direction of our Board. Members of the Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, through a yearly meeting with our executive officers and senior management from our operating locations, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation. These sessions are now presided over by our Chairman, who is one of our independent directors.

Corporate Governance Guidelines

        We have adopted Corporate Governance Guidelines which are posted on our website at www.triumphgroup.com and are available in print to any stockholder upon request.

Code of Business Conduct

        Our Board adopted a Code of Business Conduct in February 2004, which applies to each of our employees, officers and directors, including, but not limited to, our Chief Executive Officer, Chief Financial Officer and Controller (principal accounting officer). The Code of Business Conduct is reviewed at least annually by the Board's Nominating and Corporate Governance Committee and amended as the Board deems appropriate upon the recommendation of the Nominating and Corporate Governance Committee. A copy of the Code of Business Conduct is posted on our website at www.triumphgroup.com and is available in print to any stockholder upon request.

Anti-Hedging Policy

        We believe that issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. Such policy also discourages pledges of any Company stock by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal 2015.

Board of Directors

        The Board currently consists of nine directors: Paul Bourgon, John G. Drosdick, Ralph E. Eberhart, Richard C. Gozon, Richard C. Ill, William L. Mansfield, Adam J. Palmer, Joseph M. Silvestri and George Simpson. Each of the current directors and Dawne S. Hickton has been nominated by the Board for election as a director for the coming year.

Director Independence

        The Board has determined that Messrs. Bourgon, Drosdick, Eberhart and Gozon, Ms. Hickton, and Messrs. Mansfield, Palmer, Silvestri and Simpson are all independent as independence is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under Investor Relations—Corporate Governance.

Meetings and Committees of the Board of Directors

        The Board held five meetings during our fiscal year ended March 31, 2015 and also acted by unanimous consent in writing. Each of our directors attended at least 75% of the meetings of the Board and committees of the Board of which he was a member during the fiscal year ended March 31, 2015. We encourage all of our directors to attend the Annual Meeting. For the Annual Meeting, we expect all of our directors standing for reelection and Ms. Hickton to attend. Last year, all of the directors attended the annual meeting of stockholders.

        In April 2015, the Board determined that the leadership structure of the Board should be changed, naming General Eberhart as Chairman when Mr. Ill stepped down from that position to become President and Chief Executive Officer. As a non-executive Chairman and an independent director, General Eberhart will chair the meetings of the Board, may attend meetings of the Board's committees (without a vote) and will provide leadership of the independent directors. Our Chairman will be elected annually by the Board upon a recommendation by the Nominating and Corporate Governance Committee. With these changes, the position of lead independent director, previously filled by Mr. Gozon, has been discontinued as unnecessary. Executive sessions of the independent directors will continue to be held at every Board meeting (which sessions are not attended by management). While the Board believes these changes are appropriate, the Board may subsequently decide to change this leadership structure.

        The standing committees of the Board are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Executive Committee. All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent, as independence for such committee members is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under Investor Relations—Corporate Governance.

        Our Board has adopted a charter for each of the standing committees, each of which is reviewed at least annually by the relevant committee. A copy of the charter of each standing Board committee is posted on our website at www.triumphgroup.com and is available in print to any stockholder upon request.

Audit Committee

        The Audit Committee, currently consisting of Messrs. Drosdick, Gozon, Mansfield (Chair) and Silvestri, met eight times during the last fiscal year. The Audit Committee assists the Board in its oversight of the integrity of our financial statements, the operations and effectiveness of our internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and the independent registered public accounting firm.

Compensation Committee

        The Compensation Committee, currently consisting of Messrs. Bourgon, Drosdick (Chair), Palmer and Simpson, met four times during the last fiscal year. The Compensation Committee periodically reviews and evaluates the compensation of our officers and senior management, administers the 2004 Stock Incentive Plan, the 2013 Equity and Cash Incentive Plan, and the Executive Incentive Plan, establishes guidelines for compensation of other personnel and oversees our management development and succession plans.

        The Compensation Committee determines the compensation of the Chief Executive Officer. The Compensation Committee also reviews and approves the compensation proposed by the Chief

Executive Officer to be awarded to Triumph's other executive officers, as well as the presidents and certain key senior officers of each of Triumph's operating companies and divisions. The Chief Executive Officer generally attends Compensation Committee meetings, but does not attend executive sessions or any discussion of his own compensation. The Compensation Committee may form subcommittees and delegate authority to them, as it deems appropriate, provided that such subcommittees are composed entirely of independent directors.

        In November 2013, the Compensation Committee engaged Semler Brossy Consulting Group LLC ("Semler Brossy"), a compensation consultant, whose selection and fees or charges were recommended and approved by the Compensation Committee, to assist the Compensation Committee and the Chief Executive Officer in assessing and modifying elements of our management compensation programs, providing directional recommendations for incentive design, reviewing select officer pay recommendations and assisting with the preparation of the Compensation Discussion and Analysis included in this proxy statement. Semler Brossy's efforts, which are ongoing, had no material effect on the compensation of our named executive officers in fiscal 2015.

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended March 31, 2015, the Compensation Committee of the Board was composed of Messrs. Drosdick, Eberhart, Gozon, Palmer and Simpson (Chair). None of the members of the Compensation Committee is an officer or employee of us or any of our subsidiaries, nor has any of them ever been an officer or employee of the Company or any of our subsidiaries during the fiscal year ended March 31, 2015. None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee, currently consisting of Messrs. Bourgon, Gozon (Chair), Mansfield, and Simpson, met four times during the last fiscal year. The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members, recommending the nominees for directors, reviewing and evaluating the compensation of non-employee directors, developing and recommending our Corporate Governance Guidelines and overseeing the evaluation of the Board and management.

Finance Committee

        The Finance Committee, currently consisting of Messrs. Eberhart, Ill, Palmer (Chair) and Silvestri, met two times during the last fiscal year. The Finance Committee reviews our capital structure and policies, financial forecasts, operations and capital budgets, pension fund investments and employee savings plans and corporate insurance coverage as well as other financial matters deemed appropriate by the Board.

Executive Committee

        The Executive Committee, currently consisting of Messrs. Eberhart (Chair), Gozon and Ill, exercises the powers and duties of our Board of Directors between Board meetings and while our Board is not in session. The Executive Committee has the authority to exercise all powers and authority of our Board, except for certain matters such as the review and approval or disapproval of related party transactions, matters which cannot be delegated by the Board of Directors to a committee of the Board pursuant to the Delaware General Corporation Law, the rules and regulations of the New York Stock Exchange, our Certificate of Incorporation or our By-Laws and matters that are reserved for another committee of the Board. The executive committee did not meet during the last fiscal year (but acted once by unanimous written consent).

Risk Oversight

        Our Board of Directors is responsible for consideration and oversight of risks facing Triumph. Acting as a whole and through its standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. In addition to such ongoing supervision, the Board has followed a practice of annually assessing the Company's strategic risks and opportunities as part of an extended Board meeting. The Audit Committee performs a central oversight role with respect to financial and compliance risks, and meets independently, outside the presence and without the participation of senior management, with our Director of Internal Audit and our independent accountants in conjunction with each regularly scheduled Board meeting. The Compensation Committee considers the risks of the Company's compensation programs in connection with the design of our compensation programs for senior corporate and company management. In addition, the Finance Committee is responsible for assessing risks related to our capital structure, significant financial exposures, our risk management and major insurance programs and our employee retirement plan policies and performance and regularly evaluates financial risks associated with such programs.

Director Nominations

        As previously discussed, the Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends the director nominees for the next annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees for director recommended by stockholders in accordance with the following procedures. As a stockholder, you may recommend any person as a nominee for director for consideration by our Nominating and Corporate Governance Committee by submitting the name(s), completed and signed questionnaire(s) and written representation and agreement(s), supplemented and updated if necessary, for each named person in writing to John B. Wright, II, Secretary, Triumph Group, Inc., 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Recommendations should be received by no earlier than March 19, 2016 and no later than April 18, 2016 for the 2016 Annual Meeting and should be accompanied by:

  •
  the name and address of the nominating stockholder;

  •
  the class or series and number of shares of the Company beneficially held by the nominating stockholder;

  •
  the stock ownership interests, and any agreements or arrangements with respect to such ownership interests, of the Company beneficially held by the nominating stockholder, including the information required by Article II, Section 14(C)(1)(a)(ii) of the Amended and Restated By-Laws of the Company;

  •
  information regarding each nominee that would be required to be included in a proxy statement;

  •
  a description of any arrangements or understandings between and among the stockholder and each nominee during the past three years; and

  •
  the written consent of each nominee to serve as a director, if elected, and to be named in the proxy statement as a nominee.

        As set forth in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee has not established any specific minimum eligibility requirements for nominees, other than personal and professional integrity, dedication, commitment and, with respect to a majority of the Board, independence, or identified any specific qualities or skills necessary for directors to possess. However, when assessing a candidate's qualifications, the committee considers the candidate's experience, diversity, expertise, education, insight, judgment, skills, character, conflicts of interest and background. Within the limitations of the maximum number of the Board members deemed to be effective for the management of the Company, the committee seeks to ensure diversity among all of these criteria to provide the Board with the greatest practicable breadth of input. The committee seeks to implement these principles through consideration, on at least an annual basis, of the Board's composition and discussion with the Board of any identified criteria that the committee believes should be sought in considering candidates for membership. A consideration of the adequacy of the Board's composition is formally included in the Board's annual self-evaluation, and the adequacy of the process for identifying and recommending Board candidates is examined as part of the annual self-evaluation of the Nominating and Corporate Governance Committee. The committee does not have any specific process for identifying and evaluating nominees. The committee considers candidates proposed by directors, executive officers and stockholders, as well as those identified by third party search firms.

Communications with Directors

        Our Board of Directors provides a process for stockholders and interested parties to send communications to the Board. Stockholders and interested parties may communicate with any of our directors, any committee chair, the non-management directors as a group or the entire Board of Directors by writing to the director, committee chair, non-management directors or the Board in care of Triumph Group, Inc., Attention: Secretary, 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Communications received by the Secretary for any director or group of directors are forwarded directly to the director or group of directors. If the communication is addressed to the Chairman, the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate committee chair, all non-management directors or all directors.

Director Compensation

        Non-employee directors receive a total annual cash retainer of $60,000 for their service as a Board member. Additional annual cash compensation is provided for committee Chair responsibilities and service as lead independent director. The Chairs of Board committees other than the Audit Committee and the Compensation Committee receive an additional $3,000 per year. The Chair of the Audit Committee, currently Mr. Mansfield, receives an additional $5,000 per year. The Chair of the Compensation Committee, currently Mr. Drosdick, receives an additional $4,000 per year. The non-executive Chairman, currently General Eberhart, is expected to receive additional compensation for his service in that position, but the amount and form of that compensation is still under review by the Nominating and Corporate Governance Committee and has not yet been recommended to the full Board for its consideration. The directors do not receive an additional fee for meeting attendance. While an employee director and Chairman of the Board, Mr. Ill did not receive separate compensation for his Board service.

        Non-employee directors receive an annual equity award in the form of deferred stock units with a grant date value of approximately $70,000. In their first year of service, new non-employee directors may receive an additional grant of a maximum of 5,000 shares. Each deferred stock unit represents the contingent right to receive one share of the Company's common stock. The deferred stock units vest over a three or four-year period and the shares of common stock underlying vested deferred stock units generally will be delivered on January 1 of the year following the year in which the non-employee director terminates service as a director of the Company.

        The following table summarizes compensation we paid to non-employee directors for their service during fiscal 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Paul Bourgon	65,000	70,844	—	135,844
John G. Drosdick	60,000	70,844	—	130,844
Ralph E. Eberhart	63,000	70,844	—	133,844
Richard C. Gozon	65,000	70,844	—	135,844
William L. Mansfield	60,000	70,844	—	130,844
Adam J. Palmer	60,000	70,844	—	130,844
Joseph M. Silvestri	60,000	70,844	—	130,844
George Simpson	64,000	70,844	—	134,844

(1)
The "Stock Awards" column reflects the grant date fair value for all stock awards granted under the Amended and Restated Directors' Stock Incentive Plan during fiscal 2015. These amounts are determined in accordance with Accounting Standards Codification 718, without regard to any estimate of forfeiture for service vesting. The weighted-average grant date fair value for stock awards granted during fiscal 2015 was $64.44 per share.

(2)
No options have been awarded to non-employee directors since April 2005.

Audit Committee Report

        The Audit Committee of the Board of Directors consists of four independent directors and operates under a written charter adopted by the Board and reviewed annually by the committee and the Board. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting nor are they experts in the fields of auditing or accounting, including in respect of auditor independence. However, all committee members are financially literate. In addition, the Board has determined that each of Messrs. Gozon and Mansfield is an "audit committee financial expert" as defined under the rules of the SEC and that each member of the Audit Committee is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange.

        Management is responsible for Triumph's internal controls and the financial reporting process, including the presentation and integrity of our financial statements. Triumph's independent registered public accounting firm is responsible for, among other things, performing an independent audit of Triumph's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon. Triumph's independent registered public accounting firm is responsible for auditing the effectiveness of Triumph's internal controls over financial reporting and management's assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also selects and approves the compensation of our independent registered public accounting firm.

        In fiscal 2015, the Audit Committee met and held private discussions with management, the independent registered public accounting firm and Triumph's internal auditors. In addition, the members of the Audit Committee reviewed (independently or collectively) Triumph's financial statements before such statements were filed with the U.S. Securities and Exchange Commission (the "SEC") in Triumph's quarterly reports on Form 10-Q and annual report on Form 10-K and all press releases containing earnings reports. Management represented to the Audit Committee that Triumph's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed under PCAOB standards.

        The Audit Committee has received the written disclosures and the letter from the company's independent auditor required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence and has had discussions with Ernst & Young LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditor. Based on these discussions and disclosures, the Audit Committee concluded that Ernst & Young LLP is independent from Triumph and its management.

        Based on the Audit Committee's discussion with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in Triumph's Annual Report on Form 10-K for the year ended March 31, 2015, filed with the SEC.

Audit Committee
William L. Mansfield (Chairman) John G. Drosdick Richard C. Gozon Joseph M. Silvestri

        This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
John G. Drosdick (Chairman) Paul Bourgon Adam J. Palmer George Simpson

        This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Certain Relationships and Related Transactions

Review and Approval of Transactions with Related Persons

        Our policy for the Review, Approval or Ratification of Transactions with Related Persons, which is in writing, requires approval or ratification by our Board of Directors for any transaction in which the amount involved exceeds $120,000, Triumph or one of its subsidiaries is a participant and any related person has a direct or indirect material interest (the "Policy"). The Policy and Triumph's Code of Business Conduct establish procedures for reporting of potential related party transactions under the Policy and potential conflicts of interest. Triumph's legal department determines whether reported transactions constitute a related party transaction requiring pre-approval.

        The Policy provides that the Board may delegate review of a related party transaction to the Nominating and Corporate Governance Committee (or another standing or ad hoc committee). In addition, if it is impractical to wait until the next Board or committee meeting to obtain approval of a related party transaction, the chair of the Nominating and Corporate Governance Committee may approve the transaction, provided that the chair reports such approval at the next regularly scheduled

Board meeting. If the transaction at issue relates to a member of the Board, that member may not participate in the review of such transaction.

        If Triumph becomes aware of a related party transaction that was not pre-approved under the Policy, then the Board will review the matter and evaluate its options (including ratification, revision and termination of the transaction at issue).

Related Party Transactions

        Triumph is not aware of any transaction since April 1, 2014, or any currently proposed transaction, in which Triumph or one of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000, and in which any related party has or will have a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis (the "CD&A") provides detailed information about the compensation programs for the Company's current named executive officers (the "NEOs"). For our fiscal 2015, which ended March 31, 2015, our NEOs are:

Named Executive Officer	Title
Richard C. Ill(1)	President and Chief Executive Officer, Former Executive Chairman
Jeffry D. Frisby(1)	Former President and Chief Executive Officer
Jeffrey L. McRae	Senior Vice President and Chief Financial Officer
John B. Wright, II	Vice President, General Counsel and Secretary
Thomas A. Quigley, III	Vice President and Controller

(1)
On April 8, 2015, after the end of our fiscal 2015, Triumph Group announced that Richard C. Ill had been appointed as President and Chief Executive Officer and that Jeffry D. Frisby had stepped down as President and Chief Executive Officer and as a member of the board of directors of the Company, effective April 7, 2015.

Executive Summary

Company Performance Overview

        In fiscal 2015, we continued to invest in each of our three segments through the completion of key strategic transactions that expanded our capabilities, increased market share and extended our global footprint. We generated strong cash flow from operations, and our backlog increased to over $5 billion. Our sales grew from fiscal 2014 to fiscal 2015 by 3.3% and net income rose by 15.7%, as shown below.

Net Sales (in billions)	Net Income (in millions)

        As Triumph moves toward realizing its full potential, we are intensely focused on leveraging the strength of our portfolio and controlling our costs to drive sustainable growth and value creation. From the beginning of our fiscal 2016 on April 1, 2015 through May 15, 2015 our Total Shareholder Return

("TSR") was 15.7% on a non-annualized basis. Should this upward trend continue, we will be well on the way of reversing fiscal 2015 results when TSR ended at –9.0%.

        During the course of fiscal 2015, some of our successes and challenges included:

  •
  We achieved cash flow from operations for fiscal 2015 of $579.7 million (before pension contributions of $112.3 million).

  •
  We repurchased approximately 2.9 million shares for $184.4 million during fiscal 2015. As of March 31, 2015, approximately 2.3 million shares remained available for repurchase under share repurchase authorization.

  •
  We settled all pending litigation involving the Company and its subsidiary, Triumph Actuation Systems—Clemmons, and Eaton Corporation and certain of its subsidiaries, bringing to an end almost ten years of costly and burdensome litigation along with an amount received in settlement of $135.3 million.

  •
  Our order backlog at year-end was over $5 billion—an all-time high. This is a clear indication of the strength of our product portfolio and provides us with momentum going forward.

  •
  We continued to realize charges related to the Jefferson Street/ Red Oak facility transition.

  •
  We took charges of approximately $152.0 million in fiscal 2015 related to our 747-8 program, impacting our net income and EPS results.

Executive Compensation Overview

Leadership Transitions in Fiscal 2016

        On April 8, 2015, we announced that Richard C. Ill had been appointed as President and Chief Executive Officer and that Jeffry D. Frisby had stepped down as President and Chief Executive Officer and as a member of our Board of Directors, effective April 7, 2015. Concurrently, General Ralph E. Eberhart, a director of the Company since 2010, was named non-executive Chairman and Mr. Ill stepped down from his executive Chairman position.

        The Board has formed a search committee composed of certain independent directors and led by Richard C. Gozon, lead independent director prior to the recent management and board changes. The committee will retain an executive search firm; both internal and external candidates will be considered as part of the search process.

        Mr. Ill founded Triumph in 1993 through a successful management buyout. He previously served as Chief Executive Officer from 1993 until July 2012 and as President from 1993 until 2009. Mr. Ill has been a Director of Triumph since 1993 and served as Chairman from 2009 until 2015. Under Mr. Ill's leadership, Triumph grew into a premier supplier in the aerospace industry with locations throughout the world. He oversaw the acquisition of Vought Aircraft Industries in 2010, a move that more than doubled Triumph's revenues and catapulted the Company into the ranks of the aerospace industry's top-tier suppliers.

        On May 14, 2015, the Compensation Committee of the Board approved the compensation of Mr. Ill, the Company's President and Chief Executive Officer, for the fiscal year ending March 31, 2016. His fiscal 2016 compensation package consists of the following:

  •
  A base salary of $900,000;

  •
  An annual bonus for target performance set at 100% of base salary, but may be as high as 150% of base salary if maximum performance is achieved, or up to $1.35 million;

  •
  A grant under the Company's Executive Incentive Plan with a target payout of cash and restricted stock having a combined value equal to 100% of base salary at target performance with a maximum payout of 150% of base salary, upon achievement of established goals; and

  •
  A special cash bonus equal to 50% of base salary for 100% achievement of established objectives, or $450,000.

        Accordingly, the target compensation for Mr. Ill for fiscal 2016 is $3.15 million, with a potential maximum compensation of $4.05 million if certain maximum performance objectives are met. The specific performance goals for fiscal 2016 are not yet finalized.

Fiscal 2015 Compensation Highlights

•  Our fiscal 2015 financial results were disappointing, largely due to proactive steps taken to reduce risk and invest in our future.

    •  Net income for fiscal 2015 was $238.7 million or, $4.68 earnings per diluted share. These results include a gain from a positive legal settlement, a number of non-recurring costs, and a charge to reduce the risks associated with the Boeing 747-8 program.

    •  As a result we missed both our annual cash bonus target of $5.75 earnings per share and our adjusted return on net assets target of 17.5%.

•  NEOs did not earn an annual cash bonus or long-term incentive payouts.

•  Due to the miss on performance thresholds two years in a row, the Committee determined not to award any discretionary bonuses or equity grants to any of the NEOs, with the exception of a discretionary bonus awarded to Mr. Wright in connection with the settlement of the litigation with Eaton Corporation.

•  Additionally, the long-term incentive awards made in fiscal 2013 and subject to performance period that ended in March 2015 did not fully vest, as one-third of each award was forfeited under the plan design because we did not achieve the three-year average performance above threshold requirement.

        The Compensation Committee decided to not exercise any discretion to make awards outside of the ongoing compensation programs for fiscal 2015 for any of our NEOs in order to highlight the Company's dedication to paying for performance, and the need to deliver results to stated expectations. As our business continues to evolve under new leadership in fiscal 2016, we will continue to monitor our compensation programs to ensure they remained aligned with our overall strategy and culture of paying for performance.

Forward Looking Changes to Compensation Programs and Processes

        At the end of fiscal 2014, the Compensation Committee began a thorough review of the Company's compensation philosophy, programs, and practices with the support of Semler Brossy Consulting Group, LLC ("Semler Brossy" or the "Independent Consultant"). Over the past few years, the Company has grown at a rapid rate, with dramatic organizational changes after the acquisition of Vought, and now more recently with the leadership transitions. In recent years, management has introduced an additional organizational level, putting Corporate Vice Presidents in charge of a grouping of individual Triumph operating companies. Management has also added key external hires with skills that will support our rapid growth and made other organizational changes throughout the organization.

        The Compensation Committee's objectives are to review current compensation levels and practices to ensure they remain responsive to the business scope and priorities through the changing environment of the Company both internally and externally. General findings to date indicate that compensation levels will need to be increased selectively to ensure compelling offers to those executives the Company needs to attract from outside to support its growth and to reflect the Company's larger size, which has increased the scope of certain key leadership roles internally. Additionally, the review has identified several potential areas for change within our current compensation programs and practices to better drive alignment with stockholders and focus management on key strategic objectives.

        As a result, the Compensation Committee adopted changes to our competitive assessment processes and reviewed alternative designs for our annual and long-term incentive programs. This review will be ongoing as we transition to a new CEO, and we anticipate changing our compensation program structures in the upcoming years to ensure strong motivation for plan participants and to align focus and results with Company performance and shareholder value creation.

Changed from...	Changed to...

• Assessing competitive pay versus market survey data only

•

Assessing competitive pay versus a group of comparable peer companies, supplemented by market survey data. This approach provides additional data points specific to industry peers on pay levels, mix and design for the Committee.

• Annual cash bonus based entirely on EPS

•

Long-term incentives granted based on 1 year adjusted RONA performance, with one third of the award subject to additional adjusted RONA performance threshold over the three year vesting term(1)

•

Long-term incentives divided into 30% cash award and 70% stock award

• Currently under review during FY 2016.

(1)
Adjusted RONA is a performance measure based on return on net assets, adjusted for certain items that, upon consideration, the Committee believed to be inapplicable when compared to the Company's Executive Incentive Plan's objectives.

  Competitive Assessment Processes Changes

        To better inform competitive comparisons and decisions about compensation levels, mix and general practices, the Compensation Committee adopted a peer group of 24 comparable companies. The Compensation Committee believes that assessing the practices of these companies will provide specific insights into industry compensation trends and individual company practices.

  Annual Cash Bonus Plan and Long-Term Incentive Changes

        The Compensation Committee is reviewing and rebalancing the incentive structure to ensure it supports the Company's evolution into a larger organization that demands ever more diligent attention to cash flows, customer delivery and satisfaction and general performance over the long term. The upcoming changes will strengthen the focus on financial performance, cash management and strategic indicators such as customer satisfaction through improved quality and delivery objectives. These changes also seek to reinforce alignment throughout the organization, in order to drive future performance of the Company as a whole at the enterprise level.

Historical Pay and Performance Alignment

        The compensation of our CEO versus Company performance, as measured by TSR, EPS and adjusted RONA, has aligned historically. The chart below shows cumulative TSR, EPS, and adjusted RONA performance for the five-year period ended March 31, 2015 (as indexed to the beginning of the five-year period) compared with Mr. Ill's total direct compensation ("TDC") for fiscal 2011 and fiscal 2012, and Mr. Frisby's TDC for fiscal 2013 through fiscal 2015. Mr. Frisby became CEO on July 19, 2012 and served in this role for the majority of fiscal 2013.

CEO TDC(1) vs. TSR and Incentive Performance Measures

(1)
Total direct compensation includes: salary, actual cash incentive award, and actual annual equity awards (as granted in April of the following year for respective year's performance), as derived from the Summary Compensation Table ("SCT"). The TDC shown excludes any changes in pension value and non-qualified deferred compensation earnings, and all other compensation in the SCT.

The Process for Setting Compensation

Objectives of Executive Compensation Program

        Our executive compensation programs are intended to achieve several business objectives:

  •
  to help us recruit and retain executives with the talent required to successfully manage our business;

  •
  to motivate our executives to achieve our business objectives through programs that are highly performance based;

  •
  to instill in our executives a long-term commitment to Triumph's success by providing elements of compensation that align their interests with those of our stockholders over multiple years;

  •
  to provide compensation that recognizes individual contributions as well as overall business results; and

  •
  to avoid or minimize the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders.

Determining Executive Compensation: Process and Roles

Compensation Committee

        The Compensation Committee operates under a written charter approved by the Board and reviewed by the Compensation Committee annually. The charter provides that the Compensation Committee is accountable for: evaluating and approving executive compensation plans, policies and programs; considering matters relating to management evaluation, development and succession; and recommending individuals for appointment as officers.

        In structuring each element of compensation and the executive compensation package as a whole, the Compensation Committee strives to create incentives for management to act in accordance with the interests of our stockholders to drive long-term growth in the Company's equity value. The Committee also considers the risk that executive compensation may inadvertently influence management to make decisions that are not in the interests of the stockholders. In addition, in determining actual payouts based on the achievement of the pre-established performance metrics, the Compensation Committee assesses whether the proposed payments achieved the desired objectives or demonstrated the influence of inappropriate compensation incentives.

        For fiscal 2015, the Compensation Committee determined CEO compensation; and the CEO developed executive compensation recommendations for the other NEOs. The Compensation Committee then considered and approved compensation for Mr. Frisby and the other NEOs, taking into consideration the compensation factors described in this CD&A.

        In making its compensation decisions for fiscal 2015, the Compensation Committee reviewed the results of the July 2014 annual meeting stockholder say-on-pay advisory vote, which was approved by approximately 99% of votes present at the meeting. Given this positive vote, the Compensation Committee determined that the Company's compensation practices did not require changes; however, the Committee engaged with the Independent Consultant to conduct an in depth review and assessment of the compensation programs and practices in place (see next section—Use of Independent Compensation Consultant—for more details).

Use of Independent Compensation Consultant

        The Compensation Committee has sought the advice of compensation consultants in the past to assist in developing appropriate incentives and in minimizing the risk that incentives will encourage inappropriate executive decisions and actions. In November 2013, the Compensation Committee approved the retention of Semler Brossy to conduct an assessment of the Company's executive pay programs as contrasted with current best practices for comparable companies.

        During fiscal 2014 and fiscal 2015, Semler Brossy began work on the Compensation Committee's behalf to identify potential program changes that would motivate plan participants and align focus and results with Company performance and shareholder value creation. The assessment has primarily focused on understanding the needs of the different stakeholders and the interplay between the evolving business priorities and pay design. The assessment has addressed the following:

  •
  Is the level of risk/reward and entrepreneurial spirit in the system still appropriate?

  •
  Are today's performance metrics the right measures of success to reinforce the desired behaviors?

  •
  What, if any, changes are needed to the calibration of performance measures going forward?

  •
  Is the current mix of long-term incentives competitive?

  •
  Does the use of equity compensation stretch far enough into the organization to be effective?

  •
  Are overall compensation levels competitive, assisting in attracting and retaining the right executive talent?

  •
  Is the overall mix of compensation competitive and appropriate for Triumph's future priorities?

  •
  Is there the proper level of pay and performance alignment versus peers?

        Based on the findings of the in-depth study and through discussions between the Compensation Committee, management, and the Independent Consultant, the Compensation Committee voted to approve changes to our competitive assessment processes and review our annual and long-term incentive programs. This review will continue through our leadership transition to ensure that executive compensation programs remain well aligned with business priorities.

Use of Market Data and Competitive Market Positioning

Competitive Assessment

        The Compensation Committee reviews Company performance and authorizes the salaries, incentive opportunities and equity grants for the NEOs annually. As part of our engagement with the Independent Consultant, we refreshed our approach to establishing compensation levels and mix. Historically, we have used competitive survey data available through the Towers Watson General Industry Executive Compensation Survey Report ("Towers Watson"). Starting with fiscal 2015, we also began monitoring compensation practices and pay levels for a peer group of comparable companies. To gain specific insight into industry compensation trends and individual company practices, we adopted a group of comparable peers in the Aerospace & Defense industry and adjacent industries in which Triumph may compete for talent, economic capital, or potential customers.

The Comparator Peer Group

        The peer group was adopted by the Committee based on recommendations by our Independent Consultant with input from management. Selection criteria included:

  •
  Industry (Aerospace & Defense and adjacent industries in which Triumph may compete for either talent, economic capital or potential customers)

  •
  Comparability in size (as defined through revenue and market capitalization)

  •
  General business fit

  •
  Business complexity and scope of operations

        The peer group companies will be reviewed periodically to assess their continued relevance to Triumph. We will also continue to monitor the Aerospace & Defense industry and adjacent industries to identify and consider other relevant potential peers for inclusion. For fiscal 2015, the peer group as adopted by the Compensation Committee included the following 24 companies:

Peer Group

AAR Corp.	Hexcel Corp.	Rockwell Collins, Inc.
AMETEK, Inc.	Kaman Corp.	Roper Industries, Inc.
Applied Industrial Technologies, Inc.	L-3 Communications Holdings, Inc.	Spirit AeroSystems Holdings, Inc.
Barnes Group Inc.	Moog, Inc.	Teledyne Technologies, Inc.
BE Aerospace, Inc.	Orbital ATK, Inc.	Textron, Inc.
Crane Co.	Orbital Sciences Corp.	TransDigm Group, Inc.
Curtiss-Wright Corp.	Oshkosh Corp.	Valmont Industries, Inc.
Esterline Technologies Corp.	Precision Castparts Corp.	Woodward, Inc.

General Industry Survey Data

        To supplement the peer group data, we also used the Towers Watson Survey Report as a secondary reference to ensure that the Company's compensation practices reflect broader industry practices and to match positions not available through the peer proxy review analysis. We reviewed specific cuts of the database that provided compensation from companies with comparable size and scope to Triumph.

Executive Compensation Program Details

Best Practices in Executive Compensation Governance

        The following practices and policies ensure sound corporate governance practices and alignment of interests between shareholders and executives.

What We Do		What We Don't Do

✓	Pay for performance—A significant percentage of the total direct compensation package is performance based and 100% of our annual LTI is performance based.	x	Grant stock options with an exercise price less than the fair market value on date of grant.
✓	Establish sound performance goals—Performance goals for incentive plans are carefully developed and calibrated through a rigorous process that involves the Board.	x	Re-price or exchange stock options without shareholder approval.
✓

Maintain stock ownership guidelines—Expectations for ownership align executives' interests with those of our shareholders. Established guidelines are 5x base salary for CEO and 1x-3x base salary for other executive officers.

		x	Permit directors and executive officers to hedge Company securities.
✓	Use double-trigger vesting provisions—Vesting connected with a change in control requires qualifying termination of employment ("double-trigger" provision).
✓	Designate non-executive Chairman or lead independent director—Effective independent Board leadership and oversight of management.
✓

Engage Independent Consultant—Compensation Committee engages an Independent Consultant, which does not provide any other services to the Company, to advise on executive compensation program and practices.

Current Program Overview

        Our compensation strategy is to place a major portion of total executive compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. This principle is demonstrated by our positioning relative to market and our highly performance-oriented annual incentive plan, which only provides competitive pay relative to our peers when performance is high. In addition, our long-term incentive structure, which is entirely performance based, is a minority practice versus our peers who use less performance based equity as part of their long-term incentive mix. The components of our current executive compensation program are:

  •
  annual salary;

  •
  annual cash bonus compensation;

  •
  long-term equity incentive compensation;

  •
  pension benefits and deferral of compensation;

  •
  perquisites; and

  •
  benefits generally available to all Triumph corporate employees.

        Each of these components is described separately below.

        In making decisions about compensation, the Compensation Committee closely reviews each separate component as well as the full compensation package provided to each executive officer, including the NEOs.

Pay Mix

        The actual annual bonus payout and long-term performance grants vary year-to-year with the Company's performance. At target, the Committee intends for a large portion of our executives' compensation to be performance based and specifically, equity based to help align the interests of our executives with those of our investors.

        The figures below represent fiscal 2015 pay mix and include: (1) 2015 base salary, (2) 2015 target annual incentives, and (3) target long-term incentives for 2015 performance (to be granted by June 2015 based on fiscal 2015 adjusted RONA performance).

FY15 Compensation Mix at Target—CEO	FY15 Compensation Mix at Target—Average Other NEOs(1)

(1)
Executive Chairman excluded from average mix

Base Salaries

        We initially set base salary for an NEO by evaluating the responsibilities of the position and the experience of the individual. In doing so, we consider the competitive marketplace for executive talent. We determine annual salary adjustments by evaluating the performance of Triumph and of each named executive officer, taking into account changes in responsibilities. For fiscal 2015 pay, the Compensation Committee conducted a deeper study of the competitiveness of our compensation levels and made careful considerations in more appropriately positioning pay in order to attract, retain and motivate talent throughout the organization, while being sensitive to the current performance environment.

        Fiscal 2015 NEO base salaries were set as follows:

Named Executive Officer	Fiscal 2015 Salary	Fiscal 2014 Salary	Percent Change
Richard C. Ill	$400,000	$400,000	—
Jeffry D. Frisby	$825,000	$750,000	10%
Jeffrey L. McRae	$400,000	$277,160	44%
John B. Wright, II	$335,000	$304,200	10%
Thomas A. Quigley, III	$185,000	$173,000	7%

        The Compensation Committee determined that a 10% salary increase was appropriate for Mr. Frisby based upon his positioning below the 25th percentile of the competitive market both on salary and overall compensation, his tenure in the role, and his individual performance and leadership of the Company through a challenging environment.

        Mr. McRae was promoted to Senior Vice President and Chief Financial Officer on February 12, 2014, making fiscal 2015 his first full year as CFO. Given his new role and the significant increase in responsibilities, the Committee discussed and approved a significant increase in base salary to $400,000 to recognize Mr. McRae's new function and competitive market positioning. Messrs. Wright and Quigley received a 10% and 7% increase respectively based upon their positioning below the 25th percentile of the competitive market both on salary and overall compensation, their tenure in the role, and individual performance.

Annual Cash Bonus Compensation

  Fiscal 2015 Annual Cash Bonus Plan

        The annual cash bonus plan was approved by our stockholders for purposes of Section 162(m) of the Internal Revenue Code (the "Code") at the 2013 annual meeting of stockholders. In accordance with the plan, the Compensation Committee establishes target incentive awards as a percentage of salary for each NEO and an earnings per share performance goal.

        We strongly believe in a pay-for-performance philosophy and thus provide a significant portion of our NEOs' total compensation through incentive opportunities. The incentive opportunities are meant to provide our executives with the potential for high reward only if our performance objectives are met or exceeded. Target bonus opportunities are set as a percent of each NEO's base salary, with the opportunity to earn up to 200% if challenging EPS maximum goals are achieved or to zero out if minimum threshold goals are not reached. No one executive officer can receive an annual cash bonus payout in excess of $3.0 million in any fiscal year.

        The annual cash bonus award target percentages were established by the Compensation Committee for Messrs. Frisby and McRae and for the other NEOs by the Chief Executive Officer, with the approval of the Compensation Committee, according to the executive's job function and level within Triumph. These target bonus amounts consider each executive's compensation level and are meant to appropriately balance fixed compensation and compensation at risk, taking into consideration the position's significance and the executive's record of performance against Company objectives.

        Similar to base salary increases, the Committee carefully considered the results of the competitive benchmarking in setting target opportunities for fiscal 2015, which were as follows:

Named Executive Officer	Fiscal 2015 Target Bonus (as % of Salary)	Fiscal 2014 Target Bonus (as % of Salary)
Richard C. Ill	—	—
Jeffry D. Frisby	80%	80%
Jeffrey L. McRae	60%	50%
John B. Wright, II	50%	50%
Thomas A. Quigley, III	50%	50%

        Mr. McRae's target opportunity increased in fiscal 2015 to reflect his new role as Chief Financial Officer. All other NEO targets remained unchanged from fiscal 2014.

        For fiscal 2015, our cash bonus opportunities for our NEOs were dependent on Company EPS performance. Our annual cash bonus plan is tied to our annual business plan, which is developed at the business unit, group and corporate levels in a formal process taking place over several months beginning generally in the third fiscal quarter of the prior fiscal year. The business plan is then reviewed and approved by our Board of Directors in the first month of the fiscal year. Our business plan for fiscal 2015 was developed beginning in the late fall of 2013 and approved by the Board of Directors in April 2014.

        For fiscal 2015 the Compensation Committee set the EPS performance goal of $5.75. Actual fully diluted earnings per share for the fiscal year of $4.68 did not meet threshold requirements and thus no bonuses were earned under the annual cash bonus plan. No discretionary bonuses were awarded to any of the NEOs for fiscal 2015 performance, with the exception of a discretionary bonus awarded to Mr. Wright in connection with the settlement of the litigation with Eaton Corporation.

Long-Term Incentive Compensation

        We award stock options and restricted stock to executive officers and other management employees to align management's interest with that of stockholders. Under the 2013 Equity and Cash Incentive Plan, the Compensation Committee can grant stock options and restricted stock awards to our executive officers as well as to other employees. The Committee determines the size of any grant made to our CEO and approves the amounts of the grants made to the other NEOs based upon the CEO's recommendations. In the event of poor corporate performance in the prior fiscal year, the Compensation Committee may elect not to make equity awards.

  Fiscal 2015 Long-Term Incentive Compensation

        In September 2010, our Board of Directors adopted the Executive Incentive Plan, which is designed to promote the achievement of the Company's business objectives by those senior executives (including the NEOs) who are most responsible for Company strategy, achievement of synergies from the acquisition of Vought, improvement of operations and future acquisitions. The performance metrics are related to the business objectives, but are different from the annual cash bonus objectives. Participation in the Executive Incentive Plan is limited to senior executives of the Company who are designated as eligible; eligibility is determined by the Compensation Committee within 90 days after the beginning of each plan year.

        Under our current shareholder approved Executive Incentive Plan, award periods are three years. This includes a one-year performance window as the first year of the period. In accordance with section 162(m) of the Code, the Compensation Committee establishes target incentive awards and performance goals under the Executive Incentive Plan. At the end of each one-year performance period, the Committee determines each participant's earned incentive award, if any, based on the attainment of the set goals during the performance period.

        Similar to the annual incentive process, the Committee sets target long-term incentive ("LTI") opportunities for our NEOs. Given the results of our 2013-2014 benchmarking analysis, the Committee put greater weight on the long-term incentive opportunity to focus management towards the overall sustained performance of the Company. The Committee sets target LTI opportunities for our NEOs as a percentage of base salary. After carefully considering the results of the competitive benchmarking, the Committee approved the following target LTI opportunities for fiscal 2015:

Named Executive Officer	Target LTI (as % of Salary)
Richard C. Ill	60%
Jeffry D. Frisby	120%
Jeffrey L. McRae	80%
John B. Wright, II	60%
Thomas A. Quigley, III	50%

        For all but Mr. Ill, long-term incentive awards were structured as follows: incentive awards may be earned based on a one-year performance period at a target level (the established performance goals are met at the 100% level), threshold level (the established performance goals are met such that 50% of the target incentive award is earned) and overachievement level (the established performance goals are exceeded such that 200% of the target incentive award is earned). Performance between the threshold, target and overachievement performance levels will result in awards adjusted in amount so as to be in linear proportion to the difference between the achieved performance level and the established performance levels. No award will be earned under the Executive Incentive Plan if the threshold is not met during the one year performance period, and no award shall be earned that exceeds 200% of the target incentive award.

Performance vs adj RONA Goal	Earned Payout
Below Threshold	0%
At Threshold	50%
At Target	100%
At Maximum	200%

        The value of earned incentive awards is divided between:

  •
  an earned cash award, equal to 30% of the value of the earned incentive award; and

  •
  an earned stock award, equal to 70% of the value of the earned incentive award.

        Earned awards consist of a stock award made under the 2013 Equity and Cash Incentive Plan, which will be subject to forfeiture and transfer restrictions through the end of the three-year performance period, and the earned cash award that will not be paid until the end of the three-year award period. Consistent with the objective of incentivizing performance over a longer term, one-third of each earned incentive award (both cash and stock components) is subject to forfeiture if the threshold performance is not maintained, on average, over the entire three-year award period (the initial one-year performance period plus the two subsequent years).

        We generally make awards of long-term equity compensation at a regularly scheduled meeting of the Compensation Committee held in April of each year. We have never made equity compensation awards other than at a regularly scheduled meeting of the Board of Directors or the Compensation

Committee; however, for fiscal 2016, the Compensation Committee has not yet made awards pending the completion of Mr. Ill's re-examination, as President and CEO, of the financial plan for fiscal 2016. Upon the finalization of the fiscal 2016 financial plan, the Compensation Committee will establish performance targets for fiscal 2016 and make awards of long-term equity compensation. We expect this process will be completed within 90 days of the beginning of the fiscal year.

        For the fiscal 2015 awards under the Executive Incentive Plan approved in April 2014, the Compensation Committee employed a performance measure based on return on net assets, adjusted for certain items that, upon consideration, the Committee believed to be inapplicable when compared to the Executive Incentive Plan's objectives ("adjusted RONA"). The Committee established a target performance goal of adjusted RONA of 17.5%, a threshold performance goal of 16.5%, and an overachievement performance goal of 21.5% (as depicted below).

FY 2015 RONA Performance

        In April 2015, the Compensation Committee determined that, subject to the full Board's approval of our financial results for fiscal 2015, Triumph had achieved adjusted RONA of 9.6% using the performance measure established by the Compensation Committee; thus no restricted stock or restricted cash awards were earned for fiscal 2015.

        Additionally, for the fiscal 2013 long-term incentive awards subject to an April 2012 through March 2015 performance period, one-third of the earned award did not vest as scheduled in March 2015 due to year end results of three-year cumulative adjusted RONA of 15.5%, below the average threshold established for the three year award performance period.

  Fiscal 2015 Restricted Stock Plan for Mr. Ill

        In his role as Executive Chairman, Mr. Ill was granted restricted stock under our 2013 Equity and Cash Incentive Plan. The restricted stock award was granted contingent on Triumph's achieving an established EPS performance objective for fiscal 2015. Because the Company failed to achieve the target performance objective of $5.75 EPS for the fiscal year, the grant was forfeited.

Pension Benefits

        We have a split dollar life insurance program and supplemental executive retirement plan under which certain of our executive officers participate. Benefits are payable upon normal retirement, which is age 65. Early retirement benefits are available with an actuarial reduction for early commencement. The pension benefits, which are described in more detail beginning on page 37 of this proxy statement, are intended to provide competitive retirement benefits to our executives when considered in conjunction with the other retirement benefits we offer.

Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year, to be paid out over the following two years. Further information about the deferred compensation plan is set forth on page 38 of this proxy statement. We believe that the deferred compensation is consistent with competitive practices in our industry.

Perquisites

        We provide certain of our named executive officers with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 34 of this proxy statement. We believe the additional benefits are reasonable, competitive and consistent with Triumph's overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently and in the case of the tax preparation and counseling services, help them to optimize the value received from the compensation and benefit programs offered. The costs of these benefits constitute only a small percentage of each executive's total compensation. Included among the benefits are personal use of the company plane (valued based on the incremental cost to Triumph for fuel, landing fees and other variable costs of operating the airplane, but not including fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance), payment of club dues for Messrs. Ill and Frisby, tax preparation for Messrs. Ill and Frisby and relocation expenses for Mr. McRae. See "All Other Compensation" in the Summary Compensation Table on page 34 of this proxy statement for a description of the value of the perquisites paid to the NEOs in fiscal 2015.

Other Compensation Matters

Employment Agreements

        In June 2007, the Compensation Committee determined that it would be appropriate to provide employment agreements to the executive officers effective only upon the occurrence of a change in control of Triumph and a loss of employment, i.e., a "double trigger." The prospect of a change in control, such as a possible acquisition by another company, causes executives two problems: the executives may be distracted by the need to obtain employment elsewhere; and their personal interest may be at cross purposes with the stockholders' interest in realizing maximum share value. The executives should have a reasonable level of incentive to consummate the deal. A reasonable level of incentive means they have the security to know that there will be sufficient compensation to cover an extended period of seeking comparable jobs in the event that the acquiror terminates their employment. At the time we believed that the change in control employment agreements afford the executive a reasonable level of incentive to consummate the deal, and Triumph accordingly entered into the agreements with Messrs. Ill, Frisby and Wright on March 7, 2008. Mr. Frisby's agreement was effectively terminated by the terms of his separation letter agreement dated April 7, 2015. Further information about the agreements and the benefits offered by Triumph upon consummation of a change in control can be found beginning on page 38 of this proxy statement. Although Triumph continues to believe in the value of change in control employment agreements, it elected not to enter into a change in control employment agreement with Mr. McRae upon his election as Senior Vice President and Chief Financial Officer in February 2014 or with Mr. Quigley upon his election as Vice President and Controller in November 2012.

        Since the change in control employment agreements do not become effective until a change in control takes place, the executives with change in control employment agreements continue to serve at the will of the Board. This allows Triumph to terminate their employment with discretion as to the terms of any severance arrangement except upon the occurrence of a change in control. We believe these agreements recognize the executives' legitimate concern that a transaction in Triumph's long-term interest may necessitate their loss of employment while preserving for Triumph the flexibility to retain senior management in the absence of such a transaction.

        Jeffry D. Frisby stepped down as President and Chief Executive Officer and as a member of the Board, effective April 7, 2015 (the "Separation Date"). In connection with Mr. Frisby's departure, the Company and Mr. Frisby have entered into a separation letter agreement, pursuant to which the Company will pay Mr. Frisby cash severance in the form of continuation of his base salary, at the annual rate in effect as of the Separation Date, through the second anniversary of the Separation Date. The separation letter agreement contains various restrictive covenants applicable to Mr. Frisby, including a non-competition restriction, and includes a mutual nondisparagement provision and a mutual release of claims.

Stock Ownership Guidelines

        In July 2013 the Board of Directors amended the stock ownership guidelines, originally adopted in July 2007, for non-employee directors. Non-employee directors are expected to hold shares of Triumph common stock, including shares covered by deferred stock units granted under Triumph's Directors' Equity Incentive Plan, with a value equal to three times the amount of the annual cash retainer paid to non-employee directors. Non-employee directors are required to achieve the guideline within three years of joining the Board. All of the directors are in compliance with the stock ownership guidelines.

        In July 2012, the Board of Directors amended the stock ownership guidelines, initially adopted in June 2007, prescribing minimum levels of Triumph stock ownership our senior executives are expected to meet. The ownership target is expressed as a multiple of base salary. As amended, there are three tiers within senior management covered by the guidelines. For the Chief Executive Officer, the multiple is five. For each of a Chairman who is not the CEO, the Chief Operating Officer and the Chief Financial Officer, the multiple is three. For other executive officers and members of senior management, the multiple is one. An executive is required to achieve the guideline within five years of assuming a position subject to the guidelines or assuming a new position subject to a higher level of ownership. All of the current executive officers named in the Summary Compensation Table meet the guidelines, except for Mr. Quigley, who was appointed Vice President and Controller during fiscal 2013 and Mr. McRae who became an executive officer in February 2014.

Executive Compensation Tables

Summary Compensation Table

        The following table summarizes the total compensation paid to our NEOs for each of the last three fiscal years ended March 31, 2015. We refer to these individuals as the named executive officers in this proxy statement. There is further information about our named executive officers in the 2015 Annual Report on Form 10-K enclosed with this proxy statement, and we incorporate that information into this proxy statement by reference.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(7)	Non-equity Incentive Plan Compensation $(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)	Total ($)

Richard C. Ill	2015	400,000	—	—	—	95,115	176,027	576,027
President and Chief	2014	400,000	—	—	—	(76,715)	840,555	1,163,840
Executive Officer(1)	2013	560,000	—	630,000	352,000	15,226	881,069	2,438,295

Jeffry D. Frisby	2015	825,000	—	—	—	56,209	365,588	1,190,588
Former President	2014	750,000	100,000	—	—	(28,104)	321,509	1,143,405
and Chief Executive	2013	700,000	—	1,176,000	1,120,000	75,253	338,984	3,402,237
Officer(2)

Jeffrey L. McRae	2015	400,000	—	—	—	—	302,441	703,370
Senior Vice	2014	297,633	80,000	—	—	—	107,384	482,317
President and Chief Financial Officer(3)

John B. Wright, II	2015	335,000	100,000	—	—	—	82,048	517,048
Vice President,	2014	304,200	50,000	—	—	—	119,285	473,485
General Counsel	2013	291,000	—	244,440	275,000	—	136,058	946,498
and Secretary(4)

Thomas A. Quigley, III	2015	185,000	—	—	—	—	8,763	193,763
Vice President and	2014	173,000	50,000	—	—	—	9,594	232,594
Controller(5)	2013	147,600	—	—	84,000	—	6,798	238,398

(1)
Mr. Ill was elected President and Chief Executive Officer effective April 8, 2015. From July 2012 until April 8, 2015, he served as executive Chairman.

(2)
Mr. Frisby stepped down as President and Chief Executive Officer effective April 8, 2015.

(3)
Mr. McRae was elected Senior Vice President and Chief Financial Officer on February 12, 2014. He had previously served as President of Triumph Aerostructures—Vought Aircraft Division.

(4)
Mr. Wright was awarded a discretionary bonus in connection with the settlement of the litigation with Eaton Corporation.

(5)
Mr. Quigley was elected Vice President and Controller on November 29, 2012.

(6)
Represents a discretionary cash bonus awarded by the Compensation Committee.

(7)
The "Stock Awards" column reflects the grant date fair value for all restricted stock awards made under the 2004 Stock Incentive Plan for awards earned under the Executive Incentive Plan for the fiscal years identified above. These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service vesting. The "Stock Awards" column has been restated for each fiscal year to provide the value of the award earned for each such fiscal year. In each of the fiscal years identified above, each named executive officer, other than Mr. Quigley, also received a restricted cash award equal to 30% of the value of the Executive Incentive Plan award earned. Such restricted cash award is subject to the same forfeiture restrictions as the restricted stock awards.

(8)
Represents cash bonuses earned for the fiscal year identified under Triumph's annual cash bonus plan for executive officers.

(9)
Represents changes in value under our Supplemental Executive Retirement Plan (the "SERP") and the split dollar life insurance program (the "Split Dollar Program"). See "Pension Benefits" beginning on page 37 of this proxy statement for additional information, including the present value assumptions used in this calculation.

(10)
All Other Compensation includes (i) settling, upon lapse of all forfeiture restrictions, of restricted cash awards earned in prior fiscal years (for all named executive officers other than Mr. Quigley); (ii) Triumph's match for contributions to the 401(k) plan; (iii) income imputed to the executive officer under Triumph's group's term life insurance policy; (iv) for Messrs. Ill and Frisby, income imputed to the executive officers for the death benefit portion of the Split Dollar Program; (v) for Messrs. Ill and Frisby, personal use of Triumph's airplane; (vi) for Messrs. Ill and Frisby, payment of club dues; (vii) for Messrs. Ill and Frisby, tax preparation allowance, and (viii) for Mr. McRae includes a payment of temporary housing in connection with his relocation upon becoming Senior Vice President and Chief Financial Officer. The table below sets forth the restricted cash awards that were paid in the specified fiscal years.

Named Executive Officer	Fiscal Year	Settled Restricted Cash Award Paid	Grant Years for which Awards Were Settled(a)
Richard C. Ill	2015	$132,007	2012
	2014	$792,000	2011
	2013	$828,750	2009 and 2010
Jeffry D. Frisby(b)	2015	$336,017	2012
	2014	$288,000	2011
	2013	$304,800	2009 and 2010
Jeffrey L. McRae(c)	2015	$64,275	2012
	2014	$93,600	2011
	2013	$83,379	2009 and 2010
John B. Wright, II	2015	$69,843	2012
	2014	$108,000	2011
	2013	$125,100	2009 and 2010
Thomas A. Quigley, III(d)	2015	—	—
	2014	—	—
	2013	—	—

(a)
Represents the year(s) in which the incentive award opportunity was first granted. In 2013, two prior awards were settled: 2009 (four year service requirement) and 2010 (three year service requirement).

(b)
Mr. Frisby stepped down as President and Chief Executive Officer effective April 8, 2015.

(c)
Mr. McRae was elected Senior Vice President and Chief Financial Officer on February 12, 2014. He had previously served as President of Triumph Aerostructures—Vought Aircraft Division.

(d)
Mr. Quigley was elected Vice President and Controller on November 29, 2012.

Grants of Plan-Based Awards

        The following table lists, for each of the executive officers named in the Summary Compensation Table, information about plan-based awards granted during fiscal 2015.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)
Name	Grant Date	Target	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Richard C. Ill	4/25/2014	—	—	—
Jeffry D. Frisby(3)	4/25/2014	—	—	—
Jeffrey L. McRae	4/25/2014	—	—	—
John B. Wright, II	4/25/2014	—	—	—
Thomas A. Quigley, III	4/25/2014	—	—	—

(1)
Effective April 25, 2014, the Compensation Committee awarded an incentive performance-based award to our executive officers payable, if achieved, in shares of restricted stock and a restricted cash payment. Pursuant to the awards, the recipient would receive restricted stock and restricted cash valued at a specified percentage of such recipient's base salary, with 70% of the value of the award paid in restricted stock and 30% of the value of the award paid in restricted cash. In order to receive the restricted stock and restricted cash in the case of Mr. Ill, Triumph must have achieved earnings per share (as determined by the Compensation Committee) of at least $5.75 for the fiscal year ended March 31, 2015. In order to receive the restricted stock and restricted cash in the case of Messrs. Frisby, McRae, Wright and Quigley, Triumph must have achieved a return on net assets (as calculated under the terms of the plan) of at least 17.5% for the fiscal year ended March 31, 2015. If the incentive award performance metrics are attained, the restricted stock would be issued in fiscal 2015, subject to vesting, and the award would vest in full in April 2018 in the case of Mr. Ill and in April 2017 in the case of Messrs. Frisby, McRae, Wright and Quigley and be released to the recipient, provided that such recipient remains employed by Triumph or one of its affiliates through the payment date.

(2)
Subsequent to March 31, 2015, the Compensation Committee determined that Triumph had not attained the performance objectives for fiscal 2015. Accordingly no incentive award payouts were made.

(3)
Mr. Frisby stepped down as President and Chief Executive Officer effective April 8, 2015.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards at March 31, 2015.

Name	Option Awards							Stock Awards

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise	Option Grant	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not

	Exercisable	Unexercisable	Price ($)	Date	Date	(#)(1)(2)	Vested ($)	Vested (#)	Vested ($)

Richard C. Ill	—	—	—	—	—	5,789	373,854

	—	—	—	—	—	2,105	135,941	—	—

Jeffry D. Frisby(3)	—	—	—	—	—	14,737	951,715	—	—

Jeffrey L. McRae(4)	—	—	—	—	—	2,819	182,051	—	—

John B. Wright, II	—	—	—	—	—	3,063	197,809	—	—

Thomas A. Quigley, III(5)	—	—	—	—	—	—	—	—	—

(1)
Represents restricted stock awards granted on April 20, 2012, which will vest on April 20, 2015 and, as to the grant of 2,105 shares to Mr. Ill, on April 20, 2016.

(2)
With respect to the awards outstanding at fiscal year end, the named executive officers' restricted stock was released from restriction subsequent to March 31, 2015, as payment of a fiscal 2013 performance based incentive award described in footnotes (2) and (3) to the Grants of Plan-Based Awards table.

(3)
Mr. Frisby stepped down as President and Chief Executive Officer effective April 8, 2015.

(4)
Mr. McRae was elected Senior Vice President and Chief Financial Officer on February 12, 2014. He had previously served as President of Triumph Aerostructures—Vought Aircraft Division.

(5)
Mr. Quigley was elected Vice President and Controller on November 29, 2012.

Option Exercises and Stock Vested

        The following table sets forth information concerning option exercises and stock vested during the fiscal year ended March 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard C. Ill	—	—	25,312	1,939,894
Jeffry D. Frisby(1)	3,936	221,085	10,614	705,446
Jeffrey L. McRae	—	—	3,435	229,271
John B. Wright, II	28,000	1,877,000	3,499	246,903

(1)
Mr. Frisby stepped down as President and Chief Executive Officer effective April 8, 2015.

Pension Benefits

        The following table sets forth information concerning pension benefits of the executive officers for fiscal 2014.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Richard C. Ill	SERP	22.0	3,233,371	—
	Split Dollar	22.0	1,603,401	—
Jeffry D. Frisby	SERP	19.0	542,632	—
	Split Dollar	19.0	50,656	—

(1)
Present values were calculated for the SERP using the following actuarial assumptions: Discount Rate—as of March 31, 2015, a discount rate of 3.78% prior to age 65 and 1.94% after age 65; as of March 31, 2014, a discount rate of 4.32% prior to age 65 and 2.73% after age 65; as of March 31, 2013, a discount rate of 4.07% prior to age 65 and 1.87% after age 65; For Mr. Ill the Mortality Table used for 2015, 2014 and 2013 , was the 1994 Group Annuity Mortality table projected to 2002 and blended 50% Male and 50% Female (Unisex table used for lump sum option under the plan); for Mr. Frisby, the Mortality Table was the table required for minimum lump sums under IRC 417(e). Present values were calculated for the Split Dollar Plan using the following actuarial assumptions: Discount Rate—as of March 31, 2015, a discount rate of 3.78% both prior to and after age 65; as of March 31, 2014, a discount rate of 4.32% both prior to and after age 65; and as of March 31, 2013, a discount rate of 4.07% both prior to and after age 65; Mortality for 2015 was the RP-2014 Healthy Mortality Table backed down to 2006 using MP-2014 without adjustment, and then projected generationally from 2006 using Scale BB-2D unadjusted; for 2014 and 2013, the RP 2000 Mortality Table projected as required by the IRS for minimum funding calculations was used; Note: Richard C. Ill's SERP Present Value was calculated as the greater of the current Lump Sum Value or the Lump Sum Value as of April 1, 2009.

  The total benefits expected to be provided by the Split Dollar program and SERPs are as follows:

	Total Death Benefit	Annual Payment from Split Dollar	Annual Payment from a SERP	Total Annual Payment
Richard C. Ill	$3,605,150	$139,097	$221,418	$360,515
Jeffry D. Frisby	$445,900	$4,401	$40,189	$44,590

        During 2011, the Split Dollar benefits for Mr. Frisby were restructured. One of his policies was reassigned back to the Company, with the other policy being frozen with no further premium payments, reducing his Split Dollar benefit to $4,401. In addition, an unfunded supplemental executive retirement plan was adopted for Mr. Frisby to provide for the benefits lost due to the restructuring of the Split Dollar benefits. The unfunded supplemental retirement plan provides for a lump sum distribution six months following severance from service. The lump sum payment is based on the 10 year Treasury bond rate if due to severance from employment after age 62, disability, death or change of control; otherwise, the lump sum is calculated using the mortality and interest rates for minimum lump sums under IRC 417(e).

        For Richard C. Ill, the SERP allows for a lump sum distribution based on the 10 year Treasury bond rate as of the date of retirement, provided that an irrevocable election was made at least 12 months prior to termination. Mr. Ill has made an election that, upon retirement, he will receive his SERP benefit in the form of a lump sum. If Mr. Ill were to have retired on March 31, 2015, he would have received an annual benefit of $139,097 under the Split Dollar program and a lump sum payment of $3,233,371 under the SERP.

Nonqualified Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year. During the deferral period, the deferred amounts are credited interest at the 10 year U.S. Treasury rate plus 2%. During fiscal 2015, this interest rate was 4.63%. The amount is payable at the executive's option, at any time in the future prior to 6 years post retirement in one to five year annual increments, except that, if the executive dies, the aggregate balance deferred at the time of his death is payable to his beneficiaries.

        Of our NEOs, only Jeffrey L. McRae had nonqualified deferred compensation in 2015. The following table sets forth the information concerning his nonqualified deferred compensation.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey L. McRae(1)	80,000	—	16,557	—	374,158

(1)
Mr. McRae was elected Senior Vice President and Chief Financial Officer on February 12, 2014. He had previously served as President of Triumph Aerostructures—Vought Aircraft Division.

Potential Payments upon Termination or Change of Control

        As of March 31, 2015, our executive officers did not have employment agreements with Triumph. The information below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such executive officer's employment under several different circumstances. The amounts shown assume that such termination was effective as of March 31, 2015, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executive officers upon their termination. The actual amounts to be paid can only be determined at the time of such executive officer's separation from Triumph.

        Severance.    In addition to the items described below, payments and benefits provided on a non-discriminatory basis to salaried employees generally and in the event of a change of control as discussed below, the Compensation Committee or the independent directors of the Board may authorize additional severance benefits, although they are not obligated to do so.

        Pension Benefits.    A description of the Split Dollar Life Insurance Program and the SERP in which Mr. Ill participates, including each of their vested benefits under the programs, is included on page 37 of this proxy statement. Messrs. McRae, Wright and Quigley do not participate in either the SERP or the Split Dollar program. Neither the SERPs nor the Split Dollar Program are available on a non-discriminatory basis to salaried employees generally.

        Restricted Stock.    Mr. Ill holds restricted stock issued under our 2004 Stock Incentive Plan. The restricted stock awards are made based upon whether Triumph achieves an established performance objective for a particular fiscal year and the market price of Triumph's common stock when it is determined that the performance objective for the fiscal year has been achieved. If Triumph fails to achieve the target performance objective for the fiscal year, the grant would be eliminated altogether. If Triumph achieves the target performance objective for the fiscal year and the grant recipient remains with Triumph for an additional three years following such achievement, the recipient will receive the shares of stock free of restrictions. With regard to the restricted stock held by Mr. Ill, if the executive officer's employment terminates for any reason, then all unvested shares of restricted stock held by the executive officer under the 2004 Stock Incentive Plan will be forfeited, except as follows:

  •
  if an executive officer's employment terminates as a result of disability or retirement, the outstanding shares of restricted stock will continue to vest, provided the executive officer refrains from competing with Triumph, does not disclose or improperly use any confidential information of Triumph, discloses and assigns to Triumph any inventions or ideas related to Triumph's business that the executive officer made or conceived during his employment and, in the case of retirement, provides limited consulting services to Triumph, if requested;

  •
  if an executive officer ceases to be an employee as a result of participation in a voluntary severance incentive program, unless the voluntary severance incentive program provides otherwise, all unvested shares of restricted stock will immediately vest and all forfeiture provisions will lapse; and

  •
  if an executive officer ceases to be an employee because of a divestiture by Triumph or termination as part of a workforce restructuring program, the Compensation Committee may, in its sole discretion, make some or all of the executive officer's outstanding restricted stock vested.

        In the event of a change of control (as defined in the 2004 Stock Incentive Plan), the restrictions on the executive officers' restricted stock do not automatically terminate. Termination of restrictions upon a change of control is at the discretion of the Compensation Committee. The aggregate value of each executive officer's outstanding restricted stock awards is included in the "Outstanding Equity Awards at Fiscal Year-End" table on page 36 of this proxy statement.

        Executive Incentive Plan.    The Board of Directors adopted the Executive Incentive Plan on September 28, 2010. If a participating executive terminates his or her employment with the Company prior to the payment date for an incentive award, other than in the event of death, disability, or retirement, or if a participating executive's employment is terminated by the Company for any reason during the three-year award period, then the incentive award for such award period will be forfeited. In addition, if employment is terminated by the Company for "cause" (as defined in the Executive Incentive Plan) after the end of an award period but before the incentive award is paid, such award will also be forfeited. An executive whose employment terminates because of death, disability, or retirement after the end of the one-year performance period but before the end of the three-year award period will be entitled to payment of an incentive award at the same time, on the same terms, and subject to the same conditions, as if he or she had remained employed by the Company through the end of the award period. In the event of a change in control (as defined in the Executive Incentive Plan), payment of incentive awards will be accelerated to the date of the change in control.

        Change of Control Employment Agreements.    We entered into change of control employment agreements with each of Messrs. Ill, Frisby and Wright on March 7, 2008. Mr. Frisby's agreement was effectively terminated by the terms of his separation letter agreement dated April 7, 2015. Under the agreements, each of these executives will become entitled to additional payments and benefits if his employment is terminated under certain conditions within two years (three years in the case of Mr. Ill) following a change of control of Triumph. For the purposes of the agreements, a change of control means one of the following events:

  •
  a person, entity or group becomes beneficial owner of 20% or more of our common stock or voting securities;

  •
  there is generally a change in a majority of the our Board of Directors;

  •
  certain corporate reorganizations occur unless stockholders receive 50% or more of the voting securities of the surviving entity, at least a majority of the Board of Directors of the surviving entity were incumbent members of our Board and no person who did not own stock prior to the corporate reorganization becomes a 20% or more holder of the surviving entity; or

  •
  the stockholders approve a liquidation or dissolution of the company.

        The principal provisions of the change of control employment agreements will only become effective upon the occurrence of a change of control or if the executive's employment is terminated in connection with or in anticipation of a change of control. Under the agreements, each executive's employment with Triumph will continue for two years (three years in the case of Mr. Ill) from the date of the change of control (the "Employment Period"). During the Employment Period, the executive will continue in the position he held prior to the change of control and receive generally a monthly base salary at least equal to the highest monthly base salary paid to the executive by Triumph during the year prior to the change of control, an annual bonus in cash at least equal to the highest annual bonus paid to the executive for any of the three fiscal years prior to the change of control (the "Recent Annual Bonus") and incentive, savings, welfare benefit, fringe benefit and retirement plan participation at least equal to those provided to him prior to the change of control.

        The change of control employment agreements provide that if, during the Employment Period, the executive's employment is terminated by Triumph or the company resulting from a business combination other than for cause, death or disability, or is terminated by the executive for good reason (each as defined in the agreements), he will receive, in a lump sum payment, his then current base salary through the date of termination (to the extent not paid), his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued but unpaid vacation pay, his unreimbursed business expenses and an amount representing certain severance benefits. The severance benefits under the agreements will consist of:

  •
  a pro-rated bonus for the year in which the date of termination occurs, based on the higher of the Recent Annual Bonus and the executive's annual bonus for the last fiscal year (such higher amount, the "Highest Annual Bonus");

  •
  an amount equal to two times (three times in the case of Mr. Ill) (a) the executive's annual base salary plus (b) the Highest Annual Bonus; and

  •
  a payment equal to Triumph's contributions under Triumph's qualified and supplemental defined contribution plans that the executive would have received if he had continued to be employed for two years (three years in the case of Mr. Ill) after the date of termination.

        The executive will also receive health and other welfare benefits for two years (three years in the case of Mr. Ill) at equal levels of coverage.

        The change of control employment agreements will also provide that if the executive's employment is terminated by Triumph for cause, death or disability, or is terminated by the executive without good reason, such executive will receive his then current base salary through the date of termination, together with all compensation and benefits to which he is entitled under Triumph's benefit plans for periods preceding the date of termination. In addition, if the executive's employment terminates as a result of death or disability, the executive (or his beneficiaries) will receive death or disability benefits, as applicable, a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued and unpaid vacation pay and his unreimbursed business expenses. If an executive voluntarily terminates his employment without good reason, he will also receive a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and accrued and unpaid vacation pay and his unreimbursed business expenses.

        Payments upon termination are subject to a six month delay if necessary to avoid additional tax under section 409A of the Code. If a payment is delayed due to section 409A, such payment will earn interest at the applicable federal rate.

        The agreements further provide that if any payment or benefit to an executive, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Code on "excess parachute payments," then an additional payment will be made to such executive so that the amount he receives on a net basis will be the same amount that he would have received absent the applicability of the excise tax. However, to the extent the payment or benefit does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation under the change of control employment agreement will be reduced below such statutory threshold.

        Pursuant to the change of control employment agreements, each executive has agreed to keep confidential all secret or confidential information of Triumph obtained by the executive over the course of his employment.

        Assuming a change in control and termination of employment on March 31, 2015, estimated cash severance payments under the change in control agreements (including continued health and welfare benefits and outplacement services but excluding the value of equity awards) would be approximately: Mr. Ill—$2.38 million; and Mr. Wright—$1.30 million. Mr. Frisby's agreement was effectively terminated by the terms of his separation letter agreement dated April 7, 2015. None of the named executive officers would have received any excise tax gross-up benefits if a change in control had occurred on March 31, 2015.

        Accrued Pay and Regular Retirement Benefits.    In addition to the benefits described above, the executive officers are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

  •
  accrued salary and vacation pay;

  •
  life insurance benefits; and

  •
  distributions of plan balances under Triumph's 401(k) plan.

        Similarly, except as described above, upon termination of employment, an executive officer's options and restricted stock awards are subject to the terms applicable to all recipients of such awards under Triumph's applicable plans. We are not obligated to provide any special accelerated vesting of executive officers' options or restricted stock awards.

        Other than items described above, payments and benefits provided on a non-discriminatory basis to salaried employees generally and the change of control context, discussed below, the Compensation Committee or the Board may authorize additional severance benefits, although they are not obligated to do so.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to our compensation plans and individual compensation arrangements under which our equity securities have been authorized for issuance as of the fiscal year ended March 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,936	15.37	4,991,200
Equity compensation plans not approved by security holders	—	—	—

Total	3,936	15.37	4,991,200

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        As of May 18, 2015, the following nominees for director, named executive officers, all directors and executive officers as a group, and 5% beneficial owners, were known to us to be beneficial owners (as defined in regulations issued by the SEC) of the outstanding common stock shown below.

        A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from May 18, 2015 upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by that person (but not those held by any other person) and that are exercisable within 60 days from May 18, 2015 have been exercised.

        Unless otherwise indicated, the address of each person identified is c/o 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312.

        Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

        The percent of total shares outstanding is based upon 49,273,525 outstanding shares of common stock as of May 18, 2015.

Name	Number	Percent of Total Shares Outstanding
Richard C. Ill(1)	424,104	*
Jeffrey L. McRae	9,387	*
John B. Wright, II	50,000	*
Thomas A. Quigley, III(2)	73	*
Paul Bourgon(3)	0	*
Ralph E. Eberhart(3)	0	*
Richard C. Gozon(3)(4)	143,190	*
Adam J. Palmer(3)	0	*
Joseph M. Silvestri(3)(5)	128,100	*
George Simpson(3)	12,000	*
John G. Drosdick(3)	15,000	*
William L. Mansfield(3)	0	*
Atlantic Investment Management, Inc.(6)	4,266,200	8.7%
BlackRock, Inc.(7)	3,989,741	8.1%
Goldman Sachs Asset Management, L.P.(8)	2,662,855	5.4%
The Vanguard Group, Inc.(9)	2,988,155	6.1%
All executive officers and directors as a group (12 persons)(3)	781,854	1.6%

*
Less than one percent.

(1)
Includes 2,105 shares of restricted common stock owned by Mr. Ill.

(2)
Represents shares of common stock purchased by Mr. Quigley through the Company's Employee Stock Purchase Plan.

(3)
The beneficial ownership in this table does not include any deferred stock units ("DSUs") issued to the non-employee directors under the non-employee director compensation plan. As of May 18, 2015, an aggregate of 81,350 DSUs have been issued and are held by the current non-employee directors as follows: Mr. Bourgon—13,275 DSUs; Mr. Drosdick—8,125 DSUs; General Eberhart—10,075 DSUs; Mr. Gozon—12,675 DSUs; Mr. Mansfield—8,125 DSUs; Mr. Palmer—3,125 DSUs; Mr. Silvestri—13,275 DSUs; and Mr. Simpson—12,675 DSUs. If such deferred stock units were fully vested as of May 18, 2015, the number of shares held by all executive officers and directors as a group would have been 863,204 shares representing 1.8% of the total shares outstanding.

(4)
Mr. Gozon disclaims beneficial ownership of 8,000 shares of common stock which he gifted to and is beneficially owned by The Richard C. and Francella A. Gozon Family Trust, part of the Vanguard Charitable Endowment Program.

(5)
Mr. Silvestri disclaims beneficial ownership of 16,000 shares of common stock beneficially owned by trusts or other entities for which he or his spouse serves as officer or trustee.

(6)
Information is based on a Schedule 13D/A filed by Atlantic Investment Management, Inc. on February 12, 2015. The Schedule 13D/A reports that on May 9, 2014, Atlantic Investment Management, Inc. had sole voting power and sole dispositive power over 4,266,200 shares, which include (i) 430,225 shares beneficially owned by AJR International Master Fund, Ltd., (ii) 2,692,311 shares beneficially owned by Cambrian Master Fund, Ltd., (iii) 349,390 shares beneficially owned by Cambrian Global Master Fund, Ltd., and (iv) 794,274 shares held in one or more other accounts for which Atlantic Investment Management, Inc. serves as the investment advisor. The address of Atlantic Investment Management, Inc. is 666 Fifth Avenue, New York, NY 10103.

(7)
Information is based on a Schedule 13G/A filed by BlackRock, Inc. on January 23, 2015. The Schedule 13G/A reports that on December 31, 2014, BlackRock, Inc. had sole voting power over 3,781,311 shares and sole dispositive power over 3,989,741 shares. The address of BlackRock, Inc., is 55 East 52nd Street, New York, NY 10022.

(8)
Information is based on a Schedule 13G/A filed by Goldman Sachs Asset Management, L.P. on February 13, 2015. The Schedule 13G/A reports that on December 31, 2014, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC had shared voting power over 2,642,931 shares and shared dispositive power over 2,662,855 shares. The address of Goldman Sachs Asset Management, L.P. is 200 West Street, New York, NY 10282.

(9)
Information is based on Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2015. The Schedule 13G/A reports that on December 31, 2014, The Vanguard Group, Inc. had sole voting power over 34,560 shares, sole dispositive power over 2,957,957 shares and shared dispositive power over 30,198 shares. The address of The Vanguard Group, Inc., is 100 Vanguard Boulevard, Malvern, PA 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and greater than 10% holders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during the fiscal year ended March 31, 2015, our directors, officers and greater than 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS—2016 ANNUAL MEETING

        Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2016 must be received by February 6, 2016 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal to the 2016 annual meeting of stockholders that is not included in our proxy statement for that meeting, such stockholder must submit that proposal to the Secretary of Triumph no earlier than March 19, 2016 and no later than April 18, 2016. If the stockholder fails to do so, then we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement. Stockholder proposals should be directed to the Secretary, at our address set forth on the first page of this proxy statement.

 HOUSEHOLDING OF PROXY MATERIALS

        Certain stockholders who share the same address may receive only one copy of the Notice, this proxy statement and our 2015 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, the proxy statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting us by telephone at (610) 251-1000 or in writing at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

ANNUAL REPORT ON FORM 10-K

        We will promptly provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, including financial statements and the schedules thereto. Such written and any oral requests should be directed to Triumph Group, Inc. at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary, (610) 251-1000.

By order of the Board of Directors, John B. Wright, II

June 5, 2015

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000250529_1 R1.0.0.51160 TRIUMPH GROUP, INC. 899 Cassatt Road, Suite 210 Berwyn, PA 19312 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors 01 Paul Bourgon 02 John G. Drosdick 03 Ralph E. Eberhart 04 Richard C. Gozon 05 Dawne S. Hickton 06 Richard C. Ill 07 William L. Mansfield 08 Adam J. Palmer 09 Joseph M. Silvestri 10 George Simpson The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To approve, by advisory vote, the compensation paid to our named executive officers. 3 To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016. NOTE: At their discretion, the named proxies are authorized to consider and vote upon other business as may properly come before the meeting or any postponements or adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000250529_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Report is/are available at www.proxyvote.com . TRIUMPH GROUP, INC. Annual Meeting of Stockholders July 17, 2015, 9:00 AM EST This proxy is solicited by the Board of Directors The undersigned hereby appoints Richard C. Ill and Jeffrey L. McRae as proxies, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the company to be held on July 17, 2015, and at any and all postponements or adjournments thereof. If no direction is given with respect to proposals 1, 2 and 3, the proxies will vote FOR proposals 1, 2, and 3 and will vote in their discretion on such matters that may properly come before the meeting and at any postponement and adjournment of such meeting. Continued and to be signed on reverse side